Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D to which this exhibit is attached is filed on behalf of each of them.

Date: November 20, 2015

DISCOVERY COMMUNICATIONS, INC.

By:	/s/ David M. Zaslav
	Name:	David M. Zaslav
	Title:	President and Chief Executive Officer

DISCOVERY LIGHTNING INVESTMENTS LTD.

By:	/s/ Roanne Weekes
	Name:	Roanne Weekes
	Title:	Director